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                                                                    Exhibit 2.10


The following exhibit no. 2.10 constitutes a fair and accurate English translation of the original copy of this document.


                               /s/ Michael P. Chitty
                               ----------------------------------------
                               Michael P. Chitty
                               Company Secretary of Willis Corroon Group Limited


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                                 TRANSLATION


                        PURCHASE AND SALES AGREEMENT


                                   BETWEEN


1. Deutsche Bank Aktiengesellschaft - hereinafter also referred to as "DB" - with seat in Frankfurt am Main
    Taunusanlage 12
    60325 Frankfurt am Main

and

2.  Willis Corroon GmbH - hereinafter also referred to as "WCG" -
    Warburgstrasse 50
    20354 Hamburg

and

3. Willis Corroon Group plc -- hereinafter also referred to as "WC" - Ten Trinity Square
    London EC3P 3AX
    England


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                                      -2-


                                     I.

                                   OBJECT


DB is a limited partner in the limited partnership Jaspers Wuppesahl Industrie Assekuranz GmbH & Co. KG - hereinafter also referred to as "Company" -; the Company has a limited capital in the amount of DM 6,800,000.00. DB holds a limited partnership share of 14.6% equal to DM 992,800.00.


                                     II.

                            PURCHASE AND TRANSFER


(1)  DB hereby sells and transfers its limited partnership share to WCG.

(2) The purchase and transfer shall take place with all rights and duties in particular with the right to receive dividend on 1 January 1999.

(3) Purchase and transfer shall become legally effective 31 December 1998/1 January 1999.

(4) The transfer of the limited partnership share shall become effective in rem with the full payment of the purchase price.

(5) The assignment shall be in the form of singular succession. DB receives no benefits from the limited partnership in connection with the assignment of the limited partnership share.

(6) WCG hereby accepts the assignment of the limited partnership share at the aforewritten conditions (para. 1 to 5).


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                                      -3-


                                    III.

                               PURCHASE PRICE


(1) Purchase price for the sold limited partnership share shall be DM 29,200,000.00 and is to be paid on 4 January 1999 to the account DB, account no. 0034009 at Deutsche Bank AG, Frankfurt am Main, sort code 500 700 10.

     DB is obligated to confirm the receipt of the purchase price in writing without delay.

(2) WC hereby guarantees the full performance of all obligations of WCG under this contract.


                                     IV.

                       REPRESENTATIONS AND WARRANTIES


(1)  DB guarantees to WCG that

     a) the limited liability capital contribution regarding the sold limited partnership share has been fully paid in,

          and

     b) it can dispose unrestrictedly about the sold limited partnership share and that the share is not encumbered with any rights of third parties.

(2) Moreover, the parties refer to the contracts concluded in connection with the merger of Jaspers Industrie Assekuranz GmbH & Co. KG and C. Wuppesahl & Co. Assekuranzmakler in particular to the framework agreement and the representations and warranties given therein.


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                                      -4-


                                     V.

                                  APPROVALS


(1) On 22 January 1998 the Company approved the above mentioned share transfer.

(2) All shareholders expressly waived their rights of first refusal and similar rights - if any.


                                     VI.

                                MISCELLANEOUS


(1) Should a provision of this agreement be or become ineffective this shall not affect the effectiveness of the remaining provisions. Instead of the ineffective provision or a regulation gap such legally admissable provision shall be considered as agreed which, as far as possible corresponds to what the parties intended or, within the meaning and purpose of the present agreement, would have intended if they had recognized the ineffectiveness of the provision or regulation gap in question.

(2) Changes of and amendments to the present agreement require for their effectiveness written form unless notarial authentication is mandatory.

(3) All costs (including the costs of the notary public) incurred in connection with the signing and performance of this agreement and all taxes shall be paid by the WCG. Each of the contracting parties shall pay its consultancy fees.

(4)  Place of performance of this agreement shall be Frankfurt am Main.


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                                      -5-


Done in Frankfurt am Main on 22 January 1998



                                       -----------------------------------------
                                            for Deutsche Bank Aktiengesellschaft



                                       -----------------------------------------
                                                         for Willis Corroon GmbH



                                       -----------------------------------------
                                                    for Willis Corroon Group plc